UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2008

PACIFIC MERCANTILE BANCORP

(Exact name of registrant as specified in its charter)

California	0-30777	33-0898238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

949 South Coast Drive, Costa Mesa, California		92626
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (714) 438-2500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Principal Officer

The Company has appointed Robert W. Bartlett as Chief Operating Officer of its wholly-owned banking subsidiary, Pacific Mercantile Bank, effective October 31, 2008. He also will serve as interim Chief Credit Officer of the Bank pending the hiring of someone to fill that position on a permanent basis.

Mr. Bartlett has 34 years of banking experience. From October 2007 to October 2008, he was an Executive Vice President and the Chief Credit Officer of the Affinity Financial Corporation and its wholly-owned banking subsidiary, Waterfield Bank in Irvine, California. Prior to joining Affinity, he served as an Executive Vice President and the Chief Operating Officer and Chief Credit Officer of National Mercantile Bank, based in Los Angeles, California, from December 2001 until March 2007, when that company was merged with First California Bank, at which time he became an Executive Vice President and Chief Credit Officer of that bank. From June 1994 to September 2001, he was a Senior Vice President and Chief Credit Officer – Commercial Banking at Tokai Bank.

The Bank and Mr. Bartlett have reached a preliminary agreement that he will be employed as the Bank’s Chief Operating Officer for an initial term of 18 months at a base salary of $255,000 per year. Mr. Bartlett also will participate in any management bonus plan adopted for the senior executives of the Bank and, subject to the approval of the Company’s Compensation Committee, will be granted an option to purchase 50,000 shares of the Company’s common stock at an exercise price equal to 100% of the closing per share price of the Company’s shares, as reported by NASDAQ, on the date of grant. In the event that Mr. Bartlett’s employment is terminated by the Bank without cause, he will be entitled to the continued payment of his annual base salary and health insurance benefits for a period of 18 months thereafter. The Bank also has agreed to enter into a separate severance agreement with Mr. Bartlett that will provide that, if his employment is terminated or adversely affected as a result of a change in control of the Bank or the Company, he would become entitled to receive severance compensation consisting of (i) a cash payment in an amount equal to 150% of the sum of his annual salary, as in effect during the 12 months prior to such change in control, and any bonus compensation that he had earned but had not been paid as of the date of the termination of his employment, and (ii) continuation of his health insurance benefits for the succeeding 12 months.

Item 7.01	Regulation FD Disclosure

On October 31, 2008, Pacific Mercantile Bancorp issued a press release reporting that its Board of Directors had approved a new share repurchase plan which authorizes the Company to purchase up to $2 million of its shares of common stock, in addition to 68,828 shares that may still be purchased under a share repurchase plan adopted in 2005. Share purchases under this new plan will be made in open market or in private transactions, in accordance with applicable Securities and Exchange Commission rules, when opportunities become available to purchase shares at prices believed to be attractive.

As stated in its press release, the Company is under no obligation to repurchase additional shares under this share repurchase program and the timing, actual number and value of shares that may be repurchased under this program will depend on a number of factors, including the Company’s future financial performance and available cash resources, competing uses for its corporate funds, prevailing market prices of its common stock and the number of shares that become available for sale at prices that the Company believes are attractive. For these reasons, as well as others, there can be no assurance that the Board of Directors will not decide to suspend purchases of shares under this share repurchase program or terminate the program altogether.

The foregoing description of the contents of the press release is qualified by reference to that press release, in its entirety, a copy of which is attached hereto as Exhibit 99.1 and made a part of this report.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits

    (d) Exhibits. The following exhibits are being furnished as part of this Report.

Exhibit No.	Description

99.1	Press Release issued October 31, 2008, announcing adoption of a $2 million share repurchase program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC MERCANTILE BANCORP

Date: November 6, 2008	By:	/s/ NANCY GRAY
Nancy Gray, Chief Financial Officer

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INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release issued October 31, 2008, announcing adoption of a $2 million share repurchase program.

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